UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 23, 2005

City Savings Financial Corporation
(Exact Name of Registrant as Specified in Its Charter)

Indiana (State or Other Jurisdiction of Incorporation)	000-33441 (Commission File Number)	35-2156159 (IRS Employer Identification No.)

2000 Franklin Street, Michigan City, Indiana (Address of Principal Executive Offices)	46360 (Zip Code)

(219) 879-5364
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

        On March 23, 2005, the Registrant decided to record an after-tax earnings charge of approximately $249,000, or $0.49 per share, in the month of March with respect to a $550,000 loan participation interest Registrant’s bank subsidiary (the “Bank”) has in a $2,200,000 loan (the “Loan”) to a re-manufacturer of electrical wire (the “Borrower”). The Bank participated in this loan with three other banks.

        The Loan is secured by a third mortgage on an Indianapolis residence and by a first priority security interest in accounts receivable, equipment, inventory and intangibles of the Borrower. The Loan is also guaranteed by two individuals with limited net worth. Last fall, the Bank was notified that the Borrower was having significant problems with its business operations and was in breach of its Loan covenants. The lead bank on the Loan decided to waive the covenant violations for four months while the Borrower attempted to comply with the covenants. On March 17, 2005, the Bank was notified that the Borrower had decided to terminate its business. The Borrower has begun the process of selling its assets in anticipation of liquidation. Management decided to record a $412,500 provision with respect to the Loan because of the Borrower’s decision to liquidate and because of management’s assessment of the appraised value of the residence, the liquidation value of the Borrower’s assets and the limited value of the personal guarantees. Management concluded that the Bank might suffer a loss of 75% of the principal balance of its participation interest and therefore set aside a reserve in that amount. The Bank intends to pursue several possible courses of action to mitigate the ultimate losses on this Loan. However, it is currently too early to determine if any of these actions will be successful.

        As a result of Registrant’s decision to record the $412,500 provision in March, 2005, and the deterioration of certain other loans, management anticipates that Registrant’s total provision for the quarter ended March 31, 2005, will be $790,000, or $477,000 after-tax ($0.94 per diluted share). The additional provisions of $378,000 are primarily attributable to 4 loan relationships. One relationship consists of 12 loans totaling $1.0 million secured by single family rental units where the borrower is experiencing cash flow difficulties and the loans are past due. The second relationship totals $512,000 and is secured by the real estate and equipment of a beauty salon located in Crown Point, Indiana. This loan has been restructured to interest only payments after a long period of delinquency and the borrowers are actively marketing the property. The third relationship totals $223,000 and is secured by the real estate and equipment of a convenience store located in Porter, Indiana. The convenience store is currently closed and the loan has been placed on nonaccrual status. The fourth relationship totals $124,000 and is secured by the inventory and receivables of a floor store located in Valparaiso, Indiana where the owners have closed the business and the Bank is pursuing collection efforts. Management believes there is very little chance of any recovery on this loan and has fully reserved the outstanding principal balance.

        To date the Bank has not incurred any out-of-pocket expenditures (including legal and accounting fees) in connection with the resolution of the loans described above. The actual amount of such expenditures could vary, depending on the length of time and number of hours of professional assistance required to finally resolve the loans, the nature of the proceedings in which the loans are resolved, and other factors not susceptible to precise estimation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: March 29, 2005

CITY SAVINGS FINANCIAL CORPORATION By: /s/ George L. Koehm —————————————— George L. Koehm Treasurer and Controller
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